CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the use of our opinion of counsel regarding the Fidelity Capital Appreciation Fund, Fidelity Disciplined Equity Fund, Fidelity Focused Stock Fund, Fidelity Small Cap Independence Fund, Fidelity Stock Selector and Fidelity Value Fund series of Fidelity Capital Trust filed as part of this Post-Effective Amendment No. 87 to the Registration Statement (File Nos. 002-61760 and 811-02841) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 84 to the Registration Statement.

/s/Shearman & Sterling LLP
Shearman & Sterling LLP

New York, NY

December 27, 2005